Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 4, 2009, relating to the financial statements and financial statement schedule of The Middleby Corporation, which report expresses an unqualified opinion and includes an explanatory paragraph referring to The Middleby Corporation's adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and the effectiveness of The Middleby Corporation’s internal control over financial reporting included in the Annual Report on Form 10-K of The Middleby Corporation for the year ended January 3, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL
November 2, 2009